Orion Reports 9% Revenue Increase in Second Quarter FY2027;

Reiterates Revenue Expectation of $100M-$102M for Full Fiscal Year

Manitowoc, WI – November 5, 2026 – Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of energy-efficient LED lighting, electric vehicle (EV) charging stations and maintenance services solutions, today reported results for its fiscal 2027 second quarter (Q2’27) ended September 30, 2026.

Orion’s Q2’27 revenue increased to $21.7M versus $19.9M in Q2’26, while Q2’27 gross margin was 28.7% versus 31.0% in Q2’26. The Company reported a net loss of $0.8M in Q2’27, compared to a net loss of $0.6M in Q2’26. The Company’s adjusted EBITDA was positive in Q2 FY’27 — marking its eighth consecutive quarter of positive adjusted EBITDA.

Orion reiterated its previously increased full fiscal year expectations of positive adjusted EBITDA on revenue of between $100 million and $102 million in FY’27, which began April 1, 2026.

The Company noted that it expects a strong second half, with significant projects to be delivered in the third and fourth quarters. These orders are coming from a broad array of customers and include retailers, manufacturers, logistics providers, data centers and government projects.

“Orion enters the second half of FY’27 accelerating our initiatives to achieve diversified growth, sustainable margins and market expansion,” said Orion’s Chief Executive Officer, Sally Washlow. “Whether it’s rapidly growing engagements with major retail chains and logistics leaders, more and more campuses for hyper-scale data-center operators or expanding incumbencies with global automakers, Orion continues on a trajectory to achieve our profitable growth expectations for the current fiscal year.”

Orion is scheduled to discuss these results in an investor call today at 10:00 a.m. ET (details below).

Webcast and Call Details

Date / Time: Thursday, November 5, 2026, at 10:00 a.m. ET

Live Call Registration: https://register-conf.media-server.com/register/BId664f6fcc4d548fabdfb92d50077908e

Live call participants must pre-register using the URL above to receive the dial-in information. Anyone can re-register if they lose the dial-in or PIN #.

Webcast & Replay: https://register-conf.media-server.com/register/BId664f6fcc4d548fabdfb92d50077908e

Q2'27 and Prior Three Quarters Financial Performance

Q2 Financial Summary				Prior Three Quarters
$ in millions except per share figures	Q2’27	Q2’26	Change	Q1'27	Q4’26	Q3'26
LED Lighting Revenue	$14.9	$10.7	40%	$17.7	$20.3	$12.1
EV Charging Revenue	$2.8	$4.8	-41%	$4.0	$2.3	$4.7
Maintenance Revenue	$4.0	$4.5	-12%	$4.1	$3.2	$4.4
Total Revenue	$21.7	$19.9	9%	$25.7	$25.7	$21.1
Gross Profit	$6.2	$6.2	1%	$8.9	$9.5	$6.5
Gross Profit %	28.7%	31.0%	-230 bps	34.6%	37.0%	30.9%
Net Income (Loss) (1)(2)(3)(4)	$(0.8)	$(0.6)	$(0.2)	$2.0	$(1.5)	$0.2
Net Income (Loss) per share (1)(2)(3)(4)	$(0.20)	$(0.17)	$(0.03)	$0.47	$(0.39)	$0.04
Adjusted EBITDA (5)	$0.0	$0.5	$(0.4)	$2.5	$0.8	$0.8
(1)
Voltrek earnout accrual and net adjustments was $1.7M in Q4'26.
(2)
Q4'26 included $1.1M of expenses for the non-cash write-off of solar assets.

(3) Q4'26 revenue included $1.3M associated with amending a solar energy contract that had no associated costs of goods.

(4) The net effect of tariffs for Q1'27 decreased costs of goods by approximately $0.3M.

(5) Adjusted EBITDA reconciliation provided below.

Q2’27 Business Highlights: Commentary from CEO Sally Washlow

Orion’s second-quarter results and full-year expectations illuminate a continually strengthening sales funnel and expanding wallet share within enterprise customers. They also highlight the power of Orion’s proprietary supply chain, cited as a unique attribute by customers ranging from data-center operators to leading retail chains and logistics providers. Combined with Orion’s diversified-growth initiative and ongoing cost containment, these factors indicate positive prospects for achieving its recently increased guidance for the full fiscal year of FY2027.

Orion’s Q2’27 included a number of additional milestones:

— Increased Guidance for FY’27: Orion announced on September 15 that it expects to achieve total revenue of $100 million to $102 million for FY 2027, representing an increase from its previous outlook of $95 million to $97 million. As previously announced, Orion reiterated that it expected FY’Q2 revenues to decrease compared to the recently announced FY’Q1 revenue of $25.7M. The Company also said that it continues to expect to achieve positive adjusted EBITDA for the fiscal year as a whole.

— Another Data Center Win: Orion announced an additional deployment of its MPHL2 LED Lighting solution for one of the world’s largest data-center operators. The multimillion-dollar order followed June’s announcement of Orion’s first multimillion-dollar deployment for the global hyperscaler.

The customizable MPHL2 LED Lighting solution, manufactured in Orion’s home state of Wisconsin, is capable of delivering higher energy efficiency, resiliency and decarbonization in LED lighting to thousands of data centers in the current hyperscaler building boom. The high efficiency linear lighting fixture is designed and built to accommodate nearly every data center’s floor plan while reducing the energy usage for lighting

— $10M-$15M New Retailer Engagement. Orion announced that a longtime customer has made a follow-on commitment to the Company for a new LED lighting project estimated to represent revenue of $10 million to $15 million.

This latest commitment involves retrofitting interior LED Lighting and IoT system installations. Orion maintains that this most recent expansion of work demonstrates the confidence that Orion has earned with this leading retailer over the course of numerous projects spanning several years.

— Additionally, Orion/Voltrek continued to navigate a U.S. EV Charging Infrastructure environment that continues to evolve. Orion/Voltrek maintains numerous multi-year customer relationships as they progress through historically reliable funding cycles. The Company also foresees increased inclusion of EV Charging infrastructure in its LED Lighting engagements, typified by Orion’s recent announcement of related LED Lighting and EV Charging deployments for a leading global automaker.

Q2’27 Financial Results

Orion’s Q2’27 revenue was $21.7M versus $19.9M in Q2’26, while Q2’27 gross margin was 28.7% versus 31.0% in Q2’26. The Company reported a net loss of $0.8M in Q2’27 versus a net loss of $0.6M in Q2’26. The Company achieved Q2’27 adjusted EBITDA of $0.0M — marking its eighth consecutive quarter of positive adjusted EBITDA — compared to adjusted EBITDA of $0.5M in Q2’26.

Orion also reported the following Q2’27 segment performance:

•
LED lighting revenue was approximately $14.9M in Q2’27, compared to $10.7M in Q2’26, reflecting increased large project activity.
•
Maintenance services revenue was $4.0M in Q2’27, compared to $4.5M in Q2’26
•
EV charging solutions revenue was $2.8M in Q2’27, compared to $4.8M in Q2’26, reflecting the variability in timing of larger projects related to the current U.S. market uncertainty regarding the near-term scope, pace and funding availability for EV charging projects.
•
Orion’s Q2’27 gross margin was 28.7% versus 31.0% in Q2’26, primarily due to a mix shift in the lighting segment during the quarter. Total operating expenses increased to $7.0M in Q2’27 from $6.4M in Q2’26, reflecting an increase in commissions and equity compensation.

Primarily reflecting lower gross margin and increased commissions and equity compensation, Orion reported a net loss of $0.8M in Q2’27, or $(0.20) per share, versus a net loss of $0.6M, or $(0.17) per share, in Q2’26. Orion’s adjusted EBITDA decreased to $0.0M in Q2’27 compared to $0.5M in Q2’26, reflecting relatively strong performance in the face of temporary margin headwinds.

Balance Sheet and Cash Flow

Orion ended the quarter with current assets of $35.9M, including $3.7M of cash, $15.0M of accounts receivable, $5.7M of revenue earned but not billed, and $10.0M of inventories. Net of current liabilities, working capital was $15.4M at September 30, 2026, compared to $8.1M at September 30, 2025. Orion’s financial liquidity at September 30, 2026, was $16.2M as compared to $13.5M at September 30, 2025. As previously reported, Orion recently extended the maturity date of its revolving credit facility from June 30, 2027, to June 30, 2030.

About Orion Energy Systems

Orion provides energy efficiency and clean tech solutions, including LED lighting and controls, electric vehicle (EV) charging solutions, and maintenance services. Orion specializes in turnkey design-through-installation solutions for large national customers as well as projects through ESCO and distribution partners, with a commitment to helping customers achieve their business and environmental goals with healthy, safe, and sustainable solutions that reduce their carbon footprint and enhance business performance.

Non-GAAP Measures

In addition to the GAAP results included in this presentation, Orion has also included the non-GAAP measures, EBITDA (earnings before interest, taxes, depreciation and amortization), and adjusted EBITDA (EBITDA adjusted for stock-based compensation, restructuring and severance costs, asset impairment and, earnout expenses). The Company has provided these non-GAAP measures to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period, and allow better comparisons of operating performance to its competitors. Among other things, management uses these non-GAAP measures to evaluate the performance of the business and believes these measurements enable it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and Orion compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the heading “Unaudited EBITDA Reconciliation” following the Unaudited Condensed Consolidated Statements of Cash Flows included in this press release.

Safe Harbor Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe our future outlook, plans, expectations, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our budgeted fiscal 2027 revenue expectations, and related public fiscal 2027 revenue guidance, will have a significant impact on our cash flow and stock price and ability to fund our operations and satisfy our debt obligations; (ii) we are currently implementing a new ERP system, which will involve substantial cost and potential disruption to our normal operations; our inability to successfully manage the implementation of our new ERP system could adversely affect our ability to operate our business and otherwise negatively affect our financial reporting and the effectiveness of our internal control over financial reporting; (iii) government tariffs and other actions have adversely affected, and may continue to adversely affect, our business, resulting in increased costs and reduced gross margins; (iv) the reduction or elimination of incentives from the United States government for investments in electric vehicle (“EV”) charging infrastructure may reduce demand for public EV charging products, in addition to reducing overall demand for EVs; (v) we do not have major sources of recurring revenue, a substantial portion of our revenues is derived from major project-based retrofit work that is awarded through a competitive bid process and we depend upon a limited number of customers in any given period to generate a substantial portion of our revenue, and it is generally difficult to predict the timing of projects that will be awarded, which can impact our ability to achieve our expected financial results; (vi) the reduction of revenue from our most significant customer over the past several fiscal years has had, and the potential future loss of other significant customers or a major customer would likely have, a materially adverse effect on our results of operations, financial condition and cash flows; (vii) the reduction or elimination of investments in, or incentives to adopt, light emitting diode (“LED”) lighting or the elimination of, or changes in, policies, incentives or rebates in certain states or countries that encourage the use of LEDs over some traditional lighting technologies, including due to federal funding restrictions in the United States, could cause the demand for our lighting products to slow; (viii) we are experiencing ongoing increasing pressures to reduce the average selling price of our products and related negative impact on our gross margins, driven largely by the ongoing increase in competition from foreign competitors; (ix) our products use components and raw materials that may be subject to price fluctuations, shortages or interruptions of supply, particularly resulting from tariffs and other trade restrictions; (x) we increasingly rely on third-party manufacturers for the manufacture and development of our products and product components; (xi) we are subject to the risk of a cybersecurity breach; (xii) macroeconomic pressures in the markets in which we operate may adversely affect our financial results; (xiii) adverse conditions in the global economy, including due to changes in diplomatic and trade relationships, have negatively impacted, and could in the future negatively impact, our customers, suppliers and business; (xiv) the success of our LED lighting retrofit solutions depends, in part, on our ability to claim market share away from our competitors; and (xv) the other risks described in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com in the Investor Relations section of our website.

Engage with Us

X: @OrionLighting and @OrionLightingIR

StockTwits: @OESX_IR

Investor Relations Contacts
Per Brodin, CFO	Robert Ferri
Orion Energy Systems, Inc.	Robert Ferri Partners
pbrodin@oesx.com	(415) 575-1589 or ir@oesx.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Product revenue	$13,410	$12,813	$27,629	$26,325
Service revenue	8,281	7,106	19,805	13,169
Total revenue	21,691	19,919	47,434	39,494
Cost of product revenue	8,732	8,777	17,400	17,599
Cost of service revenue	6,738	4,965	14,902	9,817
Total cost of revenue	15,470	13,742	32,302	27,416
Gross profit	6,221	6,177	15,132	12,078
Operating expenses:
General and administrative	3,943	3,812	7,636	8,102
Sales and marketing	2,757	2,376	5,595	4,792
Research and development	255	231	523	439
Total operating expenses	6,955	6,419	13,754	13,333
Income (loss) from operations	(734)	(242)	1,378	(1,255)
Other income (expense):
Interest expense	(128)	(280)	(226)	(449)
Amortization of debt issue costs	(19)	(50)	(37)	(101)
Royalty income	4	1	5	3
Other	35	—	(7)	—
Total other expense	(108)	(329)	(265)	(547)
Income (loss) before income tax	(842)	(571)	1,113	(1,802)
Income tax (benefit) expense	(31)	10	(36)	23
Net income (loss)	$(811)	$(581)	$1,149	$(1,825)
Basic net income (loss) per share	$(0.20)	$(0.17)	$0.28	$(0.53)
Weighted-average common shares outstanding	4,098,123	3,498,786	4,079,087	3,415,612
Diluted net income (loss) per share	$(0.20)	$(0.17)	$0.27	$(0.53)
Weighted-average common shares and share equivalents outstanding	4,098,123	3,498,786	4,201,435	3,415,612

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30, 2026	March 31, 2026
Assets
Cash and cash equivalents	$3,736	$3,265
Accounts receivable, net	15,014	16,340
Revenue earned but not billed	5,662	6,409
Inventories, net	9,971	10,304
Prepaid expenses and other current assets	1,566	1,364
Total current assets	35,949	37,682
Property and equipment, net	5,924	6,114
Goodwill	1,484	1,484
Other intangible assets, net	2,388	2,646
Other long-term assets	3,913	3,679
Total assets	$49,658	$51,605
Liabilities and Shareholders’ Equity
Accounts payable	$10,251	$15,451
Accrued expenses and other	9,719	10,728
Deferred revenue, current	266	155
Current maturities of long-term debt	352	353
Total current liabilities	20,588	26,687
Revolving credit facility	5,000	3,000
Long-term debt, less current maturities	3,173	2,619
Other long-term liabilities	2,516	2,671
Total liabilities	31,277	34,977
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 at September 30, 2026 and March 31, 2026; no shares issued and outstanding at September 30, 2026 and March 31, 2026	—	—
Common stock, no par value: Shares authorized: 20,000,000 at September 30, 2026 and March 31, 2026; shares issued: 4,867,017 at September 30, 2026 and 4,819,013 at March 31, 2026; shares outstanding: 4,104,551 at September 30, 2026 and 4,056,528 at March 31, 2026	—	—
Additional paid-in capital	170,251	169,646
Treasury stock, common shares: 762,466 at September 30, 2026 and 762,485 at March 31, 2026	(34,962)	(34,962)
Accumulated deficit	(116,908)	(118,056)
Total shareholders’ equity	18,381	16,628
Total liabilities and shareholders’ equity	$49,658	$51,605

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended September 30,
	2026	2025
Operating activities
Net income (loss)	$1,149	$(1,825)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	229	508
Amortization of intangible assets	260	486
Stock-based compensation	605	323
Amortization of debt issue costs	37	101
Deferred income tax	(56)	—
Loss on fixed assets	16	—
Provision for inventory reserves	52	185
Provision for credit losses	12	30
Other	(36)	—
Changes in operating assets and liabilities:
Accounts receivable	1,314	1,301
Revenue earned but not billed	747	(418)
Inventories	281	782
Prepaid expenses and other assets	(474)	1,077
Accounts payable	(5,204)	275
Accrued expenses and other	(1,077)	(1,330)
Deferred revenue, current and long-term	112	(191)
Net cash provided by (used in) operating activities	(2,033)	1,304
Investing activities
Purchases of property and equipment	(50)	(310)
Additions to patents and licenses	—	(2)
Net cash provided by (used in) investing activities	(50)	(312)
Financing activities
Payment of debt	(88)	(176)
Proceeds from debt	642	—
Proceeds from revolving credit facility	2,600	1,250
Payments of revolving credit facility	(600)	(2,500)
Cash incurred related to issuance of subordinated debt	—	(383)
Net cash provided by (used in) financing activities	2,554	(1,809)
Net increase (decrease) in cash and cash equivalents	471	(817)
Cash and cash equivalents at beginning of period	3,265	5,972
Cash and cash equivalents at end of period	$3,736	$5,155
Supplemental cash flow information:
Cash paid for interest	$217	$414
Supplemental disclosure of non-cash investing and financing activities:
Operating lease assets obtained in exchange for new operating lease liabilities	$420	$—
Issuance of common stock to Final Frontier, LLC as partial payment of earnout obligation	$—	$1,000
Issuance of subordinated debt for earnout obligation	$—	$1,388

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED EBITDA RECONCILIATION

(in thousands)

	Three Months Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Net income (loss)	$(811)	$1,959	$(1,498)	$160	$(581)
Interest	128	98	128	203	280
Taxes	(31)	(5)	19	18	10
Depreciation	116	114	164	206	263
Amortization of intangible assets	142	119	121	126	247
Amortization of debt issue costs	19	18	18	51	50
EBITDA	(437)	2,303	(1,048)	764	269
Stock-based compensation	446	159	163	(3)	157
Loss on debt extinguishment	—	—	562	—	—
Solar contract amendment	—	—	(1,338)	—	—
Deferred revenue - solar grants	—	—	(337)	—	—
Solar asset disposal	—	—	1,118	—	—
Loss on fixed assets	16	—	—	—	—
Severance	22	—	—	—	25
Earnout expenses	—	—	1,663	—	—
Other	(35)	42	—	—	—
Adjusted EBITDA	$12	$2,504	$783	$761	$451